QUEST CAPITAL CORP.

Suite 300, 570 Granville Street Vancouver, BC V6C 3P1
Telephone: (604) 689-1428 Facsimile: (604) 681-4692

~~DRAFT~~

TERM SHEET FOR CREDIT FACILITY
Dated: February 4, 2004

The following sets out possible terms whereby Quest Capital Corp. may provide a credit facility to San Gold Resources Corporation and Gold City Industries Ltd. This Term Sheet has been prepared for discussion purposed only and, except for the paragraph below relating to legal fees and expenses, is not intended to be legally binding or to impose any obligation to negotiate a definitive agreement. Nothing herein shall impose any obligation on Quest to make any advances.

BORROWER'S: San Gold Resources Corporation and Gold City Industries Ltd. (the "Borrower")

LENDER: Quest Capital Corp. or its assignee ("Quest" or the "Lender"))

PRINCIPAL AMOUNT: Cdn. $2,500,000

FACILITY: Secured Bridge Loan (the "Loan")

USE OF PROCEEDS: The Borrower's will use the proceeds of the Loan for the following:

1. as to $2,500,000 for the acquisition of certain the Bissett Mine in Manitoba Canada from Harmony Gold (Canada) Inc. ("Harmony");

and for no other purpose without the prior written consent of the Lender.

CLOSING: Closing to occur upon the satisfaction or waiver of the conditions precedent set forth below, expected to occur on or about February 17, 2004.

TERM: The Loan shall be due and payable in full on or before August 31, 2004. The Borrower's may repay the Loan at any time prior to maturity, without notice or penalty.

SECURITY:

1. Promissory note in the principal amount of the Loan;
2. General Security Agreement under which the Borrower's will grant a first security interest in favour of the Lender over all of the Borrower's present and after-acquired personal property;
3. Fixed and floating charge debenture under which the Borrower's will grant a fixed charge on the assets to be acquired from Harmony and a floating charge over the remaining assets of the Borrower's;
4. Joint and several guarantees of the Borrower's;
5. Environmental Indemnity Agreement from the Borrower's;
6. Such other security documents, solicitors opinions, resolutions, certificates, approvals and other documents as may be required by the Lender.

The Borrower's acknowledges and agrees that it shall continue to be liable for the obligations of the Loan, despite any action or inaction on the part of the lender in selling or disposing of the pledged security. The Lender may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower's and with other parties, guarantors, indemnitors or securities as the Lender may see fit without prejudice to the rights of the Lender in respect of the Security.

INTEREST: 12% (twelve percent) per annum, compounded monthly (effective rate of 12.68%), payable monthly on the last business day of each month.

BONUS: In connection with the Loan to be provided by Quest and in consideration for entering into this Term Sheet, the Borrower's will make a non-refundable bonus payment to Quest of $250,000 payable on closing. The Bonus will be payable as to 350,000 free trading common shares of San Gold Resources Corporation and 450,000 free-trading common shares of Gold City Industries Ltd.

EXTENSION: An extension will be granted at the option of the borrower until February 28, 2005 for a non-refundable bonus payment to Quest equal to the Bonus paid at initial advance of the Loan. Written notice must be given to Quest no later than August 15, ~~2005~~ 2004 of the Borrower's intention to extend the Loan.

CONDITIONS PRECEDENT:

1. Execution of definitive valid, binding and enforceable loan documents, including legal opinions, to the satisfaction of Quest and its counsel and, where necessary, registered, in a form and manner satisfactory to the Lender;
2. Confirmation of placement by the Borrower's of insurance satisfactory to the Lender and naming the Lender as first loss payee;
3. Quest completes and is satisfied with its due diligence, including without limitation, (i) all environmental due diligence, (ii) that the Borrower's assets are free and clear of all mortgages, charges, liens and other encumbrances, and (iii) in relation to the acquisition and the representations and values associated with it.

LEGAL FEES AND EXPENSES: Regardless of whether the above conditions are met or the Loan is advanced, upon signing this Term Sheet the Borrower's shall be liable for all of Quest's legal fees and other out-of-pocket expenses incurred in connection with its due diligence review, and the negotiation and preparation of this Term Sheet and all related loan documentation. As security for those fees and expenses, the Borrower's shall deposit with Quest's counsel a retainer of $10,000 upon the execution and delivery of this Term Sheet.

COVENANTS: Conventional representations and warranties, covenants and default provisions for a loan of this nature will apply, including a negative covenant on additional borrowing and granting of security by the Borrower's or any of its subsidiaries.

TIMING:

1. Davis & Company, Barristers and Solicitors of Vancouver, British Columbia acting for Quest, will commence due diligence and the preparation of loan documentation following the execution and deliver of this term sheet by the Borrower; and
2. The Borrower's will provide Quest and its counsel with access to all necessary information and documentation as may be required to conduct comprehensive due diligence inquiries.

JURISDICTION: The Borrower's submit to the jurisdiction of the courts of the Province of British Columbia and agree to be bound by any suit, action or proceeding commenced in such courts and by any order or judgment resulting from such suit, action or proceeding but foregoing will in no way limit Quest's right to commence suits, actions or proceedings in respect of the Loan or security provided under the loan in any jurisdiction.

Feb 6th

If you wish to pursue discussion in accordance with the foregoing, please sign where indication below and return this Term Sheet to Quest on or before 5:00 pm (MST) on ~~February 5~~, 2004 in order that we may proceed with our due diligence, the consideration of your request for financing, and, if appropriate, the preparation of the appropriate documentation.

Sincerely yours,

QUEST CAPITAL CORP.

Per:

Authorized Signatory

AGREED TO AND ACCEPTED

this ____ day of ____________, 2004

SAN GOLD RESOURCES CORPORATION

Per:

Authorized Signatory

AGREED TO AND ACCEPTED

this 6th day of February, 2004

GOLD CITY INDUSTRIES LTD.

Per:

Authorized Signatory

Feb 6th

If you wish to pursue discussion in accordance with the foregoing, please sign where indication below and return this Term Sheet to Quest on or before 5:00 pm (MST) on ~~February 5~~, 2004 in order that we may proceed with our due diligence, the consideration of your request for financing, and, if appropriate, the preparation of the appropriate documentation.

Sincerely yours,
QUEST CAPITAL CORP.

Per:

____
Authorized Signatory

AGREED TO AND ACCEPTED
this ____ day of ________________, 2004

SAN GOLD RESOURCES CORPORATION

Per:

____
Authorized Signatory

AGREED TO AND ACCEPTED
this 6th day of February, 2004

GOLD CITY INDUSTRIES LTD.

Per:

____
Authorized Signatory